Exhibit 10.1

ORGANOVO HOLDINGS, INC.

AMENDMENT TO

2012 EQUITY INCENTIVE PLAN

This Amendment to the 2012 Equity Incentive Plan (the “Plan Amendment”) of Organovo Holdings, Inc., a Delaware corporation (the “Company”), was approved by the Board of Directors of the Company, effective as of July 10, 2013, and the stockholders of the Company, effective as of August 21, 2013.

1. Amendment of Section 3.a. Section 3.a. of the Company’s 2012 Equity Incentive Plan (the “Plan”) is hereby amended and restated and replaced in its entirety with the following:

“3. Stock Subject to the Plan.

a. Subject to the provisions of Section 15 hereof, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 11,553,986 Shares. The Shares may be authorized, but unissued or reacquired Common Stock.”

2. Effect of Plan Amendment. Except as expressly modified by this Plan Amendment, the Plan shall remain unmodified and in full force and effect.